Exhibit 99.1

LAZYDAYS REPORTS FIRST QUARTER 2024 RESULTS

Tampa, FL (May 15, 2024) – Lazydays (NasdaqCM: GORV) today reports results for the first quarter ended March 31, 2024.

John North, Chief Executive Officer, commented, “As we discussed in March, we expected our results for the first quarter to reflect a focus on both reducing the quantity and improving the health of vehicle inventory on hand. To that end, we made significant progress in these areas and finished the first quarter with approximately 85% of our new inventory model year 2024. However, our expectation to see increasing unit volumes in March and April as we entered the summer selling season did not materialize as we had hoped. We have continued to focus on maintaining our healthy inventory position as model year 2025 units arrive while increasing our efforts to procure more used units to augment our trade-ins and drive additional revenue opportunities. As of today, our new inventory is comprised of more than 90% 2024 and 2025 model year units, and we believe it is among the healthiest in the industry.”

Commenting on 2024, John stated, “Given the current market conditions and the larger than expected losses in the first quarter, for the full year we anticipate a pre-tax loss but both positive EBITDA and adjusted operational cash flow. I want to personally thank our operational team in the field for remaining upbeat and focused on pursuing every opportunity we can identify in the market today. While we are navigating the current economic environment alongside our OEM partners and competing dealers, we strongly believe in the earnings power of our store base and look forward to unlocking its full earnings potential as the industry recovers.”

Total revenue for the first quarter was $270.6 million compared to $295.7 million for the same period in 2023.

Net loss for the first quarter was $22.0 million compared to a net loss of $0.3 million for the same period in 2023. Adjusted net loss, a non-GAAP measure, was $21.4 million compared to adjusted net income of $1.2 million for the same period in 2023. Net loss per diluted share was $1.67 compared to net loss per diluted share of $0.17 for the same period in 2023. Adjusted net loss per diluted share was $1.63 compared to net income per diluted share of $0.00 for the same period in 2023.

Adjusted results for the first quarter of 2024 exclude a net non-core charge of $0.04 per diluted share related to our LIFO adjustment, transaction costs, and severance and transition costs. Adjusted results for the first quarter of 2023 exclude a net non-core charge of $0.17 per diluted share related to the effects of changes in fair value of warrant liabilities, our LIFO adjustment, an impairment charge, acquisition expenses and severance and transition costs.

Balance Sheet Update

Earlier this week, we executed an amendment to our syndicated credit facility providing us with additional covenant flexibility through the first quarter of 2025.

To facilitate the amendment, we agreed to raise an additional $15 million. Following the process outlined below, we negotiated a $15 million increase in the mortgage loan facility we established in December, funded by clients of Coliseum Capital Management. The terms of the incremental advance are substantially similar to the terms of the existing mortgage loan facility and is secured by the inclusion of another dealership facility into the collateral pool. We intend to use $5 million of the proceeds from the advance to pay down a portion of the revolver under our syndicated credit facility, with the remaining $10 million available for general corporate purposes. In connection with the incremental advance, Lazydays issued warrants to clients of Coliseum Capital Management to purchase 2,000,000 shares of common stock at a price of $5.25 per share, subject to certain adjustments.

Our board of directors established a special committee of independent directors and delegated to the special committee authority to evaluate and negotiate financing options as part of the amendment process. The special committee was advised by Richards Layton & Finger, P.A. and Holland & Knight LLP, and also obtained certain external financial market advice. Upon reviewing available alternatives, the special committee unanimously approved the increase to the size of the mortgage loan facility and related warrant issuance.

Kelly Porter, Chief Financial Officer, stated, “We appreciate the continued flexibility from our syndicated lenders, as well as the increased support we received from Coliseum. With cash on hand of $39 million as of today, inclusive of the additional funding provided by Coliseum, and the capacity to generate an estimated $45 million of additional mortgage loan proceeds as we refinance locations at a 75% loan-to-value, we believe we have a strong foundation on which to navigate the current macroeconomic environment.”

Conference Call Information

We have scheduled a conference call at 8:30 AM Eastern Time on Thursday, May 16, 2024 that will also be broadcast live over the internet.

The conference call may be accessed by telephone at (877) 407-8029 / +1 (201) 689-8029. To listen live on our website or for replay, visit https://www.lazydays.com/investor-relations.

About Lazydays

Lazydays has been a prominent player in the RV industry since our inception in 1976, earning a stellar reputation for delivering exceptional RV sales, service, and ownership experiences. Our commitment to excellence has led to enduring relationships with RVers and their families who rely on us for all of their RV needs.

With a strategic approach to rapid expansion, we are growing our network through both acquisitions and new builds. Our wide selection of RV brands from top manufacturers, state-of-the-art service facilities, and an extensive range of accessories and parts ensure that Lazydays is the go-to destination for RV enthusiasts seeking everything they need for their journeys on the road. Whether you’re a seasoned RVer or just starting your adventure, our dedicated team is here to provide outstanding support and guidance, making your RV lifestyle truly extraordinary.

Lazydays is a publicly listed company on the Nasdaq stock exchange under the ticker “GORV.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “project,” “outlook,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “may,” “seek,” “would,” “should,” “likely,” “goal,” “strategy,” “future,” “maintain,” “continue,” “remain,” “target” or “will” and similar references to future periods. Examples of forward-looking statements in this press release include, among others, statements regarding:

●	Our efforts to procure more used units;

●	First quarter and full year 2024 results;

●	The earnings power of our store base, and our unlocking of its full earnings potential;

●	Our use of funds from the transaction with Coliseum Capital Management;

●	Our ability to generate additional mortgage loan proceeds; and

●	Our foundation to navigate the current macroeconomic environment.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events that depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements in this press release. The risks and uncertainties that could cause actual results to differ materially from estimated or projected results include, without limitation, future economic and financial conditions (both nationally and locally), changes in customer demand, our relationship with, and the financial and operational stability of, vehicle manufacturers and other suppliers, risks associated with our indebtedness (including available borrowing capacity, compliance with financial covenants and ability to refinance or repay indebtedness on favorable terms), acts of God or other incidents which may adversely impact our operations and financial performance, government regulations, legislation and others set forth throughout “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in “Part I, Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K, and from time to time in our other filings with the SEC. We urge you to carefully consider this information and not place undue reliance on forward-looking statements. We undertake no duty to update our forward-looking statements, including our earnings outlook, which are made as of the date of this release.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures such as EBITDA, adjusted cash flow from operations, adjusted costs applicable to revenue, adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted income (loss) before income taxes, adjusted SG&A, and adjusted income (loss) from operations. Non-GAAP measures do not have definitions under GAAP and may be defined differently by and not comparable to similarly titled measures used by other companies. As a result, we review any non-GAAP financial measures in connection with a review of the most directly comparable measures calculated in accordance with GAAP. We caution you not to place undue reliance on such non-GAAP measures, and also to consider them with the most directly comparable GAAP measures. We present cash flows from operations in the following tables, adjusted to include the change in non-trade floor plan debt to improve the visibility of cash flows related to vehicle financing. As required by SEC rules, we have reconciled these measures to the most directly comparable GAAP measures in the attachments to this release. We believe the non-GAAP financial measures we present improve the transparency of our disclosures; provide a meaningful presentation of our results from core business operations, because they exclude items not related to core business operations and other non-cash items; and improve the period-to-period comparability of our results from core business operations. These presentations should not be considered an alternative to GAAP measures.

In addition, we have not reconciled our fiscal year 2024 EBITDA or adjusted operational cash flow expectations. These are provided on a non-GAAP basis and cannot be reconciled to the closest GAAP measures without unreasonable effort because of the unpredictability of the amounts and timing of events affecting the items we exclude from non-GAAP measures.

Contact:

investors@lazydays.com

Results of Operations

	Three Months Ended March 31,		Variance
(In thousands except share and per share amounts)	2024	2023	%
Revenues
New vehicle retail	$152,691	$176,747	(13.6)%
Pre-owned vehicle retail	79,576	84,775	(6.1)%
Vehicle wholesale	6,249	1,708	NM
Finance and insurance	18,329	16,881	8.6%
Service, body and parts and other	13,741	15,545	(11.6)%
Total revenues	270,586	295,656	(8.5)%
Cost applicable to revenues
New vehicle retail	147,055	153,331	(4.1)%
Pre-owned vehicle retail	70,199	67,528	4.0%
Vehicle wholesale	8,460	1,721	NM
Finance and insurance	693	693	—%
Service, body and parts and other	6,287	7,181	(12.4)%
LIFO	126	1,311	NM
Total cost applicable to revenues	232,820	231,765	0.5%
Gross profit	37,766	63,891	(40.9)%
Depreciation and amortization	5,461	4,403	24.0%
Selling, general, and administrative expenses	48,886	53,532	(8.7)%
(Loss) income from operations	(16,581)	5,956	(378.4)%
Other income (expense):
Floor plan interest expense	(7,676)	(5,531)	38.8%
Other interest expense	(4,523)	(1,700)	166.1%
Change in fair value of warrant liabilities	—	856	(100.0)%
Total other expense, net	(12,199)	(6,375)	91.4%
Loss before income taxes	(28,780)	(419)	NM
Income tax benefit	6,800	143	NM
Net loss	(21,980)	(276)	NM
Dividends on Series A Convertible Preferred Stock	(1,984)	(1,184)	67.6%
Net loss and comprehensive loss attributable to common stock and participating securities	$(23,964)	$(1,460)	NM

Loss per share:
Basic	$(1.67)	$(0.12)	1,291.7%
Diluted	$(1.67)	$(0.17)	882.4%
Weighted average shares outstanding:
Basic	14,368,677	11,988,899
Diluted	14,368,677	11,988,899

*NM - not meaningful

Total Results Summary

	Three Months Ended March 31,		Variance
	2024	2023	%
Gross profit margins
New vehicle retail	3.7%	13.2%	(950	)bps
Pre-owned vehicle retail	11.8%	20.3%	(850	)bps
Vehicle wholesale	(35.4)%	(0.8)%	NM	bps
Finance and insurance	96.2%	95.9%	30	bps
Service, body and parts and other	54.2%	53.8%	40	bps
Total gross profit margin	14.0%	21.6%	(760	)bps
Total gross profit margin (excluding LIFO)	14.0%	22.1%	NM	bps

Retail units sold
New vehicle retail	2,055	1,980	3.8%
Pre-owned vehicle retail	1,466	1,304	12.4%
Total retail units sold	3,521	3,284	7.2%

Average selling price per retail unit
New vehicle retail	$74,263	$89,266	(16.8)%
Pre-owned vehicle retail	54,281	65,012	(16.5)%

Average gross profit per retail unit (excluding LIFO)
New vehicle retail	$2,704	$11,826	(77.1)%
Pre-owned vehicle retail	6,396	13,227	(51.6)%
Finance and insurance	4,919	4,929	(0.2)%

Revenue mix
New vehicle retail	56.4%	59.8%
Pre-owned vehicle retail	29.4%	28.7%
Vehicle wholesale	2.3%	0.6%
Finance and insurance	6.8%	5.7%
Service, body and parts and other	5.1%	5.3%
	100.0%	100.0%

Gross profit mix
New vehicle retail	14.9%	36.6%
Pre-owned vehicle retail	24.8%	27.0%
Vehicle wholesale	(5.9)%	—%
Finance and insurance	46.7%	25.3%
Service, body and parts and other	19.7%	13.1%
LIFO	(0.3)%	(2.1)%
	100.0%	100.0%

Other Metrics

	Adjusted		As Reported
	Three Months Ended March 31,		Three Months Ended March 31,
	2024	2023	2024	2023
SG&A as a % of revenue	17.8%	17.6%	18.1%	18.1%
SG&A as % of gross profit, excluding LIFO	127.6%	79.7%	129.3%	82.1%
(Loss) income from operations as a % of revenue	(5.8)%	3.0%	(6.1)%	2.0%
(Loss) income from operations as a % of gross profit, excluding LIFO	(41.8)%	13.5%	(43.9)%	9.1%
(Loss) income before income taxes as % of revenue	(10.3)%	0.5%	(10.6)%	NM
Net (loss) income as a % of revenue	(7.9)%	0.4%	(10.6)%	NM

*NM - not meaningful

Other Highlights

	March 31, 2024	December 31, 2023
Store Count
Dealerships	25	24

Days Supply*
New vehicle inventory	195	380
Pre-owned vehicle inventory	64	132

*Days supply calculated based on current inventory levels and a 90-day historical average cost of sales level.

Financial Covenants

	Requirement	March 31, 2024
Current ratio (excluding LIFO reserve as of March 31, 2024)	1.05	1.07
Minimum liquidity	30,000,000	39,350,000

Same-Store Results Summary

	Three Months Ended March 31,		Variance
($ in thousands except per vehicle data)	2024	2023	%
Revenues
New vehicle retail	$130,744	$167,966	(22.2)%
Pre-owned vehicle retail	66,715	81,961	(18.6)%
Vehicle wholesale	5,046	1,708	NM
Finance and insurance	15,221	16,129	(5.6)%
Service, body and parts and other	11,866	14,950	(20.6)%
Total revenues	229,592	282,714	(18.8)%

Gross profit
New vehicle retail	4,816	22,336	(78.4)%
Pre-owned vehicle retail	7,729	16,672	(53.6)%
Vehicle wholesale	(1,526)	(13)	NM
Finance and insurance	14,615	15,466	(5.5)%
Service, body and parts and other	6,511	8,032	(18.9)%
LIFO	(126)	(1,311)	NM
Total gross profit	32,019	61,182	(47.7)%

Gross profit margins
New vehicle retail	3.7%	13.3%	(960	)bps
Pre-owned vehicle retail	11.6%	20.3%	(870	)bps
Vehicle wholesale	(30.2)%	(0.8)%	NM	bps
Finance and insurance	96.0%	95.9%	10	bps
Service, body and parts and other	54.9%	53.7%	120	bps
Total gross profit margin	13.9%	21.6%	(770	)bps
Total gross profit margin (excluding LIFO)	14.0%	22.1%	NM	bps

Retail units sold
New vehicle retail	1,636	1,841	(11.1)%
Pre-owned vehicle retail	1,190	1,248	(4.6)%
Total retail units sold	2,826	3,089	(8.5)%

Average selling price per retail unit
New vehicle retail	$79,917	$91,236	(12.4)%
Pre-owned vehicle retail	56,063	65,674	(14.6)%

Average gross profit per retail unit (excluding LIFO)
New vehicle retail	$2,944	$12,132	(75.7)%
Pre-owned vehicle retail	6,495	13,359	(51.4)%
Finance and insurance	5,172	5,007	3.3%

Condensed Consolidated Balance Sheets

(In thousands)	March 31, 2024	December 31, 2023
Current assets
Cash	39,350	58,085
Receivables, net of allowance for doubtful accounts	27,244	22,694
Inventories	346,645	456,087
Income tax receivable	9,031	7,416
Prepaid expenses and other	1,421	2,614
Total current assets	423,691	546,896

Long-term assets
Property and equipment, net	271,273	265,726
Operating lease assets	24,949	26,377
Intangible assets, net	78,276	80,546
Other assets	3,082	2,750
Deferred income tax asset	20,476	15,444
Total assets	$821,747	$937,739

Current liabilities
Floor plan notes payable	357,832	446,783
Revolving line of credit, current portion	10,000	—
Other current liabilities	50,145	53,194
Total current liabilities	417,977	499,977

Long-term liabilities
Financing liability, non-current portion, net	90,722	91,401
Revolving line of credit, non-current portion	39,500	49,500
Long-term debt, non-current portion, net	27,860	28,075
Related party debt, non-current portion, net	32,917	33,354
Other long-term liabilities	21,052	22,242
Total liabilities	630,028	724,549

Series A Convertible Preferred Stock	58,177	56,193
Stockholders’ Equity	133,542	156,997
Total liabilities and stockholders’ equity	$821,747	$937,739

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(In thousands)	2024	2023
Operating Activities
Net loss	$(21,980)	$(276)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	509	797
Bad debt expense	58	7
Depreciation and amortization of property and equipment	3,189	2,570
Amortization of intangible assets	2,271	1,833
Amortization of debt discount	74	91
Non-cash operating lease (benefit) expense	(30)	22
Loss on sale of property and equipment	29	—
Deferred income taxes	(5,032)	—
Change in fair value of warrant liabilities	—	(856)
Impairment charges	—	538
Changes in operating assets and liabilities:
Receivables	(4,608)	(3,359)
Inventories	109,442	(33,650)
Prepaid expenses and other	1,193	(2,766)
Income tax receivable/payable	(1,612)	(146)
Other assets	(333)	(603)
Accounts payable, accrued expenses and other current liabilities	(2,930)	6,966
Total adjustments	102,220	(28,556)
Net cash provided by (used in) operating activities	$80,240	$(28,832)

	Three Months Ended March 31,
(In thousands)	2024	2023
Net cash provided by (used in) operating activities, as reported	$80,240	$(28,832)
Net repayments on floor plan notes payable	(89,016)	(6,495)
Minus borrowings on floor plan notes payable associated with acquired new inventory	—	(4,271)
Plus net increase to floor plan offset account	$—	40,000
Net cash (used in) provided by operating activities, as adjusted	$(8,776)	$402

Reconciliation of Non-GAAP Measures

	Three Months Ended March 31, 2024
($ in thousands, except per share amounts)	As reported	LIFO	Transaction costs	Severance and transition costs	Adjusted
Costs applicable to revenue	$232,820	$(126)	$—	$—	$232,694
Selling, general and administrative expenses	48,886	—	(557)	(92)	48,237
(Loss) income from operations	(16,581)	126	557	92	(15,806)
(Loss) income before income taxes	$(28,780)	$126	$557	$92	$(28,005)
Income tax benefit (expense)	6,800	(31)	(138)	(23)	6,608
Net (loss) income	$(21,980)	$95	$419	$69	$(21,397)
Dividends on Series A Convertible Preferred Stock	(1,984)	—	—	—	(1,984)
Net loss and comprehensive loss attributable to common stock and participating securities	$(23,964)	$95	$419	$69	$(23,381)

Diluted loss per share	$(1.67)				$(1.63)
Shares used for diluted calculation	14,368,677				14,368,677

	Three Months Ended March 31, 2023
($ in thousands, except per share amounts)	As reported	Gain on change in fair value of warrant liabilities	LIFO	Acquisition expense	Severance and transition costs	Impairment charge	Adjusted
Costs applicable to revenue	$231,765	$—	$(1,311)	$—	$—	$—	$230,454
Selling, general and administrative expenses	53,532	—	—	(262)	(653)	(629)	51,988
Income from operations	5,956	—	1,311	262	653	629	8,811
Gain on change in fair value of warrant liabilities	856	(856)	—	—	—	—	—
(Loss) income before income taxes	$(419)	$(856)	$1,311	$262	$653	$629	$1,580
Income tax benefit (expense)	143	—	(248)	(50)	(124)	(119)	(398)
Net (loss) income	$(276)	$(856)	$1,063	$212	$529	$510	$1,182

Diluted (loss) per share	$(0.17)						$—
Shares used for diluted calculation	11,988,899						11,988,899